                           ASSET PURCHASE AGREEMENT

                                     AMONG

                           ENTERPRISE SYSTEMS, INC.,

                     CONTINENTAL HEALTHCARE SYSTEMS, INC.

                                      AND

                   INFORMATION HANDLING SERVICES GROUP, INC.

                              DATED MAY 28, 1996

                               TABLE OF CONTENTS


                                                                        Page
PURCHASE AND SALE OF ASSETS............................................    1

Assets to be Transferred...............................................    1
Excluded Assets........................................................    3

ASSUMPTION OF CERTAIN LIABILITIES......................................    5

Certain Liabilities to be Assumed......................................    5
Liabilities Not to be Assumed..........................................    5

PURCHASE PRICE - PAYMENT...............................................    7

Purchase Price.........................................................    7
Payment of Purchase Price..............................................    7
Payments Received......................................................    7
Prorations.............................................................    8
Other Payments and Adjustments.........................................    8
Allocation of Purchase Price...........................................    9

REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDER..............    9

Corporate..............................................................    9
Authority..............................................................   10
No Violation...........................................................   10
Financial Statements...................................................   11
Tax Matters............................................................   11
Accounts Receivable....................................................   11
Relationships..........................................................   12
Absence of Certain Changes.............................................   12
Absence of Undisclosed Liabilities.....................................   13
No Litigation..........................................................   13
Compliance with Laws and Orders........................................   13
Title to and Condition of Properties...................................   14
Insurance..............................................................   15
Contracts and Commitments..............................................   15
Labor Matters..........................................................   17
Employee Benefit Plans.................................................   17
Employment Compensation................................................   19
Intellectual Property..................................................   19
Product Development and Claims.........................................   21
Affiliates' Relationships to Company...................................   22
Stockholder............................................................   22
Assets Necessary to Matkon Business....................................   22
No Brokers or Finders..................................................   22
Disclosure.............................................................   22

REPRESENTATIONS AND WARRANTIES OF BUYER................................   23

Corporate..............................................................   23
Authority..............................................................   23
No Violation...........................................................   23

No Brokers or Finders..................................................   24
Disclosure.............................................................   24

TRANSFEREE LIABILITY...................................................   24

Payment of Creditors...................................................   24
Severance..............................................................   24

OTHER MATTERS..........................................................   24

CHS-Canada Agreement...................................................   24
Libertyville...........................................................   24
Warehouse..............................................................   24
Allocation of Assets and Space.........................................   24
Noncompetition.........................................................   25
Confidential Information...............................................   25
Unemployment Compensation..............................................   26
Assistance.............................................................   26
Records Retention......................................................   26
Communication Software License.........................................   26
Indemnification Agreement..............................................   26
Transfer of Licenses-In/VAR Contracts..................................   27
Consents to Assignments................................................   27
Franciscan Agreement...................................................   27

INDEMNIFICATION........................................................   28

By Company and Stockholder.............................................   28
By Buyer...............................................................   28
Indemnification of Third-Party Claims..................................   29
Payment................................................................   29
Limitations on Indemnification.........................................   30

CLOSING................................................................   31

Documents to be Delivered by Company and Stockholder...................   31
Documents to be Delivered by Buyer.....................................   32

RESOLUTION OF DISPUTES.................................................   32

Arbitration............................................................   32
Arbitrators............................................................   33
Procedures; No Appeal..................................................   33
Authority..............................................................   33
Entry of Judgment......................................................   33
Confidentiality........................................................   33
Continued Performance..................................................   34
Tolling................................................................   34

MISCELLANEOUS..........................................................   34

Further Assurance......................................................   34
Disclosures and Announcements..........................................   34
Assignment; Parties in Interest........................................   34

Equitable Relief.......................................................   35
Law Governing Agreement................................................   35
Amendment and Modification.............................................   35
Notice.................................................................   35
Expenses...............................................................   36
Entire Agreement.......................................................   37
Counterparts...........................................................   37
Headings...............................................................   37
Glossary of Terms......................................................   37

                      DISCLOSURE SCHEDULE
                      -------------------

Schedule 1.1(a)        -     Software
Schedule 1.1(b)        -     Personal Property
Schedule 1.1(c)        -     Inventory
Schedule 1.1(d)        -     Personal Property Leases
Schedule 2.1           -     Miscellaneous Assumed Contracts
Schedule 3.6           -     Allocation of Purchase Price
Schedule 4.1(c)        -     Foreign Corporation Qualification
Schedule 4.3           -     Consents and Violations
Schedule 4.4           -     Financial Statements
Schedule 4.6           -     Accounts Receivable (Billed and Unbilled)
Schedule 4.7           -     Changes in Relationships
Schedule 4.8           -     Material Changes
Schedule 4.9           -     Undisclosed Liabilities
Schedule 4.10          -     Litigation Matters
Schedule 4.11(b)       -     Licenses and Permits
Schedule 4.13          -     Insurance
Schedule 4.14(a)       -     Licenses-Out
Schedule 4.14(b)       -     Licenses-In
Schedule 4.14(i)       -     Other Material Contracts
Schedule 4.14(j)       -     No Default
Schedule 4.15          -     Labor Matters
Schedule 4.16(a)       -     Employee Plans/Agreements
Schedule 4.17          -     Employees and Compensation
Schedule 4.18(a)       -     Intellectual Property
Schedule 4.18(h)       -     Form of Non-Disclosure Agreement
Schedule 4.19          -     Product Development and Claims
Schedule 4.20          -     Affiliate Relationships
Schedule 7.13          -     Certain Assumed Contracts Requiring Consents


                             EXHIBITS
                             --------

Exhibit A                    Plan of Separation
Exhibit B                    Company Counsel Opinion
Exhibit C                    Buyer Counsel Opinion

                           ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated May 28, 1996, by and among Enterprise Systems, Inc., a Delaware corporation ("BUYER"), Continental Healthcare Systems, Inc., a Delaware corporation ("COMPANY"), and Information Handling Services Group, Inc., a Delaware corporation ("STOCKHOLDER").


                                   RECITALS

     A. Company, is engaged in the business of designing, developing, marketing, selling and servicing a variety of healthcare information systems, which includes a line of systems and products relating to materials management, including the product lines and software described in Schedule 1.1(a) hereto (such line of business is hereafter referred to as the "MATKON BUSINESS").

     B. Stockholder is the owner of all the issued and outstanding capital stock of Company.

     C. Buyer desires to purchase from Company, Company desires to sell to Buyer, and Stockholder desires to cause Company to sell to Buyer, the Matkon Business.

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.


1.   PURCHASE AND SALE OF ASSETS

     1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, simultaneously with the execution of this Agreement by the parties, Company shall sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept, the Matkon Business and all rights, properties and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) used in or pertaining to the Matkon Business, together with all rights and privileges associated with such assets and with the Matkon Business, other than the Excluded Assets (as hereinafter defined) (collectively the "PURCHASED ASSETS"). The Purchased Assets shall include, but not be limited to, the following:

        1.1.(a)    Intellectual Property.  Any and all of the following which is owned by, licensed by, licensed to, used or held for use by Company (including all copies and embodiments thereof, in electronic, written or other media) in connection with or which is related to the Matkon Business: (i) all registered and unregistered U.S. and foreign trademarks, trade dress, service marks, logos, trade names, corporate names (including the names "Matkon," "Matkon 2000," "Interkon" and "Matkon Synergy" and all applications to register the same ("TRADEMARKS"); (ii) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto ("PATENTS"); (iii) all registered and unregistered copyrights, mask work rights and all applications to register the same ("COPYRIGHTS"); (iv) all computer software and databases, object and source code, routines, subroutines and algorithms, and related documentation owned, developed, under development or used by Company or under development for Company by third parties including, but not limited to, the software and systems identified on Schedule 1.1.(a) ("SOFTWARE"); (v) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information ("PROPRIETARY RIGHTS"); (vi) all licenses and agreements pursuant to which Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights or any software or other intellectual property or proprietary Rights incorporated therein or used in connection therewith ("LICENSES-IN"), all of which are set forth on Schedule 4.14(b); and (vii) all licenses and agreements pursuant to which Company has licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights, all of which are set forth on
Schedule 4.14(a) ("LICENSES-OUT") (collectively, "INTELLECTUAL PROPERTY").

        1.1.(b)    Personal Property.  All computer hardware, machinery,
equipment, vehicles, tools, supplies, spare parts, furniture, leasehold improvements and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Company on the date hereof primarily for use by or in connection with the Matkon Business including, but not limited to, the items described on Schedule 1.1(b) and any assets which are to be transferred to Buyer as provided in the Plan of Separation (as hereinafter defined).

        1.1.(c)    Inventory.  All inventories of computer hardware, raw
materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Company for use in connection with the Matkon Business on the date hereof, together with related packaging materials including, but not limited to, the items described on Schedule 1.1(c) (collectively, "INVENTORY").

        1.1.(d)    Personal Property Leases.  The leases of machinery,
equipment, vehicles, furniture and other personal property leased by Company for use by or in connection with the Matkon Business, but only such leases set forth in Schedule 1.1.(d) ("PERSONAL PROPERTY LEASES").

        1.1.(e)    Contracts.  All of Company's rights in, to and under all
contracts, licenses, leases, installment sales contracts, purchase orders and sales orders of Company associated with or related to the Matkon Business, including Licenses-Out, to the extent such contracts are Assumed Contracts (as hereinafter defined) ("CONTRACTS").

        1.1.(f)    Literature.  All sales literature, promotional literature, advertising materials, catalogs and similar materials for use in connection with the Matkon Business.

        1.1.(g)    Records and Files.  All records and files of every kind
associated with or related to the Matkon Business including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information related thereto.

        1.1.(h)    Accounts Receivable.  All accounts receivable, whether
billed or unbilled, associated with or related to the Matkon Business.

        1.1.(i)    Licenses and Permits.  All licenses, permits, approvals and certifications primarily associated with the Matkon Business.

        1.1.(j)    Other Assets.  All lease receivables, bonds, all causes of action arising out of occurrences before or after the Closing, and other intangible rights and assets associated with or related to the Matkon Business.

     1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets used in, associated with or related to the Matkon Business (collectively, the "EXCLUDED ASSETS"):

        1.2.(a)    Cash and Cash Equivalents.  All cash and cash equivalents, other than petty cash balances at Company's various places of business.

        1.2.(b)    Consideration.  The consideration delivered by Buyer to
Company pursuant to this Agreement.

        1.2.(c)    Tax Credits and Records.  Federal, state and local income
and franchise tax credits and tax refund claims, any amounts due under tax sharing agreements and associated returns and records; provided, however, Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

        1.2.(d)    Corporate Franchise.  Company's franchise to be a
corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Company.

        1.2.(e)    Lutheran Invoices.  An interest in the amount of $360,924.94 in the accounts receivable represented by invoice #97796 dated May 17, 1996 ("FIRST LUTHERAN INVOICE") issued to Lutheran Health Systems ("LUTHERAN") pursuant to that Software License and Equipment Purchase Agreement dated May 13, 1996 and a receivable for $362,402.00 remaining to be billed ("SECOND LUTHERAN INVOICE") for base system hardware for Lutheran processing centers 1 and 4 (collectively, the "LUTHERAN INVOICES").

        1.2.(f)    Pharmakon Assets.  All rights, properties and assets
primarily used in or pertaining to the Company's healthcare information systems relating to the Pharmakon pharmacy management or to any other lines of business of the Company, other than the Matkon Business, and any assets which are to remain with the Company as provided in the Plan of Separation.

        1.2.(g)    Mainframe Computer.  All computer hardware and related
assets used by the Company which is owned by the Company's Affiliate and located in Englewood, Colorado.

        1.2.(h)    Excluded Contracts.  Rights under contracts not assumed
by Buyer.

        1.2.(i)    Continental Name.  All registered and unregistered U.S.
and foreign trademarks, trade dress, service marks, logos, trade names and corporate names with respect to the names "Continental Healthcare Systems", "Continental", "Information Handling Services", "IHS Group", "IHS" or any variation thereof or any name or mark similar thereto.

        1.2.(j)    Accounting Records.  All corporate accounting journals
and corporate books of account.

        1.2.(k)    Benefits Plans.  All assets relating to employee benefit
plans.

        1.2.(l)    Insurance Policies.  All insurance policies, rights to
prepaid premiums and claims against insurers under such policies.

        1.2.(m)    Prepayments.  All prepayments.

        1.2.(n)    Communications Software.  Communications routines used
by both the Matkon Business and other lines of business of the Company (the "COMMUNICATIONS SOFTWARE") (except as set forth in Section 7.10).

2.   ASSUMPTION OF CERTAIN LIABILITIES

     2.1. Certain Liabilities to be Assumed. Subject to the terms and conditions of and simultaneously with the execution of, this Agreement, Buyer shall assume and agree to perform the Company's Liabilities associated with the Matkon Business arising after or remaining to be performed after the date hereof under and pursuant to Contracts described in any of Schedule 1.1(d), 4.14(a) and
2.1 (collectively, the "ASSUMED LIABILITIES" or the "ASSUMED CONTRACTS") and no other Liabilities except as otherwise provided in this Agreement. As used in this Agreement, the term "LIABILITY" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

     2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1 or in any other provision of this Agreement, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Company shall, in the ordinary course of business through and from and after the date hereof, pay any and all obligations of the Matkon Business not assumed by Buyer hereunder. In particular, and notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer any of the following Liabilities of Company:

        2.2.(a)    Certain Contracts. The Liabilities of Company under and
pursuant to the following contracts and leases:

                   (i) Software Development Agreement dated March 31, 1994 by and between Wipro Systems Limited and Company;

                   (ii) Independent Contractor Agreement executed December 9, 1994 by and between Wipro Systems Limited and Company;

                   (iii) Amendment No. 1 dated September 29, 1995 to the Independent Contractor Agreement executed December 9, 1994 by and between Wipro Systems Limited and Company;

                   (iv) Software License and Equipment Purchase Agreement (the "FRANCISCAN AGREEMENT") dated January 4, 1995 by and between Franciscan Health System ("FRANCISCAN") and Company (but only with respect to the obligation to reimburse Franciscan for the cost of a third party's accounts payable module);

                   (v) Business Park Gross Lease dated as of August 23, 1995 by and between The Realty Associates Fund III, L.P. and Company;

                   (vi) Lease Agreement dated December 24, 1985 by and between Commerce Plaza Partners I, L.P. and Company, as amended as of June 7, 1995; and

                   (vii) Computer Software Systems License Agreements between Company and Abbott Laboratories.

        2.2.(b)    Taxes Arising from Transaction.  Any taxes applicable to,
imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes; provided, that any sales taxes arising from or related to the Purchase Price paid or to be paid to Company shall be paid one-half by Company and one-half by Buyer.

        2.2.(c)    Insured Claims.  Any Liability of Company insured against, to the extent such Liability is or will be paid by an insurer for matters arising or events or actions which occurred before the date hereof.

        2.2.(d)    Product Liability.  Any Liability of Company arising out of or in any way relating to or resulting from any Software or system installed or sold or product manufactured, assembled or sold prior to the date hereof (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), except only that Buyer is assuming Company's Liabilities (including any of the foregoing Liabilities) under and pursuant to the Assumed Contracts.

        2.2.(e)    Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative pending on the date hereof ("LITIGATION"), whether or not described in Schedule 4.10.

        2.2.(f)    Transaction Expenses. All Liabilities incurred by Company
in connection with this Agreement and the transactions contemplated herein.

        2.2.(g)    Liability for Breach.  Liabilities of Company for any breach or failure, arising prior to the date hereof, to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or any other contract (other than contracts for software or hardware which have not been fully installed, all of which are set forth in the Unbilled Recievables (the "CURRENT INSTALLATION CONTRACTS")), whether or not assumed hereunder.

        2.2.(h)    Liabilities to Affiliates.  Liabilities of Company to its
present or former Affiliates. Unless otherwise defined, for purposes of this Agreement, the term "AFFILIATE" shall mean (i) any corporation, partnership, trust, person or other entity directly or indirectly controlling, controlled by, or under common control with, an individual or entity; (ii) any officer, director or holder or beneficial owner of five percent (5%) or more of the outstanding voting securities, of an entity; or (iii) the spouse; descendants, parents or siblings of a natural person. For the purposes of clause (ii), the term "BENEFICIAL OWNER" shall include any group of individuals acting in concert. A party shall be deemed the "beneficial owner" of any securities held by any person whose ownership would be attributed to such party under Section 318 of the Internal Revenue Code of 1986, as amended. For the purposes hereof, "PERSON" shall mean any individual, trust, corporation, partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

        2.2.(i)    Violation of Laws or Orders.  Liabilities of Company for any
violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "LAWS") or any order, writ, injunction, judgment, plan or decree (collectively, "ORDERS") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental body, whether federal, state, municipal, foreign or other (collectively, "GOVERNMENT ENTITIES").

        2.2.(j)    Severance and Sick Pay.  Liabilities, if any, of Company
with respect to the payment of accrued sick pay or severance arrangements with respect to employees of Company.


3.   PURCHASE PRICE - PAYMENT

     3.1. Purchase Price. The purchase price ("PURCHASE PRICE") for the Purchased Assets shall be $13,892,926.00.

     3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer simultaneously with the execution of this Agreement as follows:

        3.2.(a)    Assumption of Liabilities.  Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

        3.2.(b)    Cash to Company.  Buyer shall deliver to Company the Purchase
Price by wire transfer of immediately available funds to an account designated by the recipient.

     3.3. Payments Received. After the date hereof, Buyer shall have the right and authority to collect, for its own account, all Billed Receivables
(as hereinafter defined) and Unbilled Receivables (as hereinafter defined) and to endorse with the name of Company any checks received by Buyer on account of such Billed Receivables or Unbilled Receivables. The Company agrees that any payments received with respect to the Matkon Business with respect to the Purchased Assets after May 20, 1996 shall be held in trust for the benefit of Buyer (other than the Lutheran Invoices) and for a period of one year following the date hereof, Company, Stockholder and their Affiliates shall cooperate with Buyer in the collection of Billed Receivables and Unbilled Receivables. Company, Stockholder or their Affiliates shall promptly transfer or deliver to Buyer any cash or other property received by them after May 20, 1996 in respect of any Billed Receivables or Unbilled Receivables or otherwise with respect to the Matkon Business that are included in the Purchased Assets. The Company has satisfied all requirements required to issue the First Lutheran Invoice in accordance with the contract with Lutheran. The Company will satisfy all requirements to issue the Second Lutheran Invoice in accordance with the contract with Lutheran except for the provision of installation and implementation services required under the contract. Company has purchased and will pay for all computer and other equipment covered by the Second Lutheran Invoice (which is not included in Inventory), and Company will reimburse Buyer for the cost of preparing, storing and delivering such equipment.

     3.4. Prorations. The following prorations relating to the Purchased Assets will be made as of the date hereof, with Company liable to the extent such items relate to any time period up to and including the date hereof and Buyer liable to the extent such items relate to periods subsequent to the date hereof. The net amount of all such prorations will be settled and paid within 30 days after the date hereof. If the actual expense is not payable within 30 days after the date hereof, the proration shall be made as soon as possible after the amounts become known.

        3.4.(a)    Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets.

        3.4.(b)    Rents, additional rents, taxes and other items payable by
Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

        3.4.(c)    The amount of rents, taxes and charges for sewer, water,
fuel, telephone, electricity and other utilities; provided that, if practicable, meter readings shall be taken at the date hereof and the respective obligations of the parties determined in accordance with such readings.

     3.5. Other Payments and Adjustments. Company will timely pay to all employees of the Company who are employed by Buyer after the Closing ("AFFECTED EMPLOYEES") the amount of wages and other remuneration due with respect to periods to and including the date hereof, the amount of bonuses due to employees for all such periods and commission for all contracts executed or other sales made prior to and including the date hereof, whether or not due and payable as of the date hereof. Notwithstanding any policy or agreement to the contrary, such payments shall be made regardless of whether or not individuals are employed by Company at the time such payments are to be made. Buyer shall assume any and all obligations with respect to all vacation unpaid by Company as of the date hereof attributable to any period or partial period of employment by Company prior to the date hereof, for Affected Employees who have not as of the date hereof taken vacation time earned prior to the date hereof. Buyer shall accord each Affected Employee credit for the length of service of such employee with the Company for purposes of Buyer's vacation policy. Company, at its expense, shall cause its health insurance coverage, as it exists on the date of this Agreement, to cover all Affected Employees until June 1, 1996, and at Buyer's request and expense, until July 1, 1996. Thereafter, each Affected Employee shall, to the extent eligible, be covered by Buyer's health insurance plan as then in effect.

     3.6. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with
Schedule 3.6, subject to the valuation to be performed by Buyer's valuation consultant. If the allocation set forth in Schedule 3.6 does not correspond with such valuation, the parties shall make adjustments in accordance with such valuation as they reasonably agree. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

4.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDER

     Company and Stockholder, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation made by Buyer (provided, however, that Buyer represents to Company and Stockholder that Buyer does not have knowledge that any of Company's and Stockholder's representations and warranties set forth herein are false), and shall survive the Closing of the transactions provided for herein.

     4.1.    Corporate.

        4.1.(a)    Organization.  Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

        4.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its Matkon Business as and where such is now being conducted, and Company and Stockholder have all required corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by them pursuant hereto and to carry out the transactions contemplated hereby and thereby.

        4.1.(c)    Qualification.  Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where failure to qualify would not have a material adverse effect on the Matkon Business. The states in which Company is licensed or qualified to do business are set forth in Schedule 4.1.(c).

        4.1.(d)    No Subsidiaries.  Company does not own any interest in any corporation, partnership or other entity with respect to the Matkon Business.

     4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company and Stockholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and Stockholder of Company, respectively. No other or further corporate act or proceeding on the part of Company or Stockholder is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company or Stockholder pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company or Stockholder pursuant hereto will constitute, valid and binding agreements of Company, enforceable in accordance with their respective terms.

     4.3. No Violation. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company or Stockholder pursuant hereto, nor the consummation by Company and Stockholder of the transactions contemplated hereby and thereby (i) will violate any applicable Law or Order; (ii) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity by Company or Stockholder (including, without limitation, under any "plant closing" or similar law); or (iii) subject to obtaining the consents required under any Assumed Contracts, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined) upon any of the assets of Company under, any term or provision of the charter or By-Laws of Company or Stockholder or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or Stockholder is a party or by which Company or Stockholder or any of its assets or properties may be bound or affected.

     4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of November 30, 1994 and 1995 (the "BALANCE SHEETS"), and the related statements of income for the years then ended; (ii) balance sheet of Company as of April 30, 1996, the related statement of income for the five months then ended; and (iii) the pro forma balance sheet of the Matkon Business as of November 30, 1995, and the related statement of income for the year then ended and the pro forma balance sheet of the Matkon Business as of April 30, 1996, and the related statement of income for the five months then ended. All such financial statements have been prepared in accordance with Company's accounting policies, consistently applied, and for the November 30 financial statements, in accordance with accounting principles that are reviewed annually by Price Waterhouse and approved for consolidation in Stockholder's audited financial statements, and on that basis fairly present the financial position and the results of operations of the Matkon Business and Company (to the extent they reflect the assets, operations or results of the Matkon Business) as of the dates and for the periods indicated.

      4.5.   Tax Matters.

        4.5.(a)    Taxes.  All federal and all material state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed (or filing extensions applied for) and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued (and accrued amounts will be paid when due) and the Company is not liable for any additional taxes or tax payments. Company has duly withheld and paid all taxes which it was required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

        4.5.(b)    Other.  Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, or (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred).

     4.6. Accounts Receivable. Schedule 4.6 sets forth an accurate, correct and complete description of all Billed Receivables and Unbilled Receivables of Company as of May 20, 1996, with an indication of which have been billed (and the aging) and which are unbilled. The Purchase Price reflects a discounted amount paid for Billed Receivables, and no representation is made as to collectibility. "BILLED RECEIVABLES" shall mean accounts receivable of Company for which invoices have been delivered to customers and which represent valid billing pursuant to arm's length sales actually made, billed, dated and delivered in the ordinary course of business in accordance with the terms of the underlying contracts pursuant to which Company was entitled to issue invoices and Company met all contractual conditions required under the applicable contract to issue such invoices. The members of the executive management committee of

Company are not aware of any material disputes, counterclaims or claims for offset with respect to Billed Receivables which have been issued within 90 days of the date hereof. All unbilled accounts receivable ("UNBILLED RECEIVABLES") represent accounts for receivables recorded in the ordinary course of business pursuant to arm's length sales.

     4.7. Relationships. Except as set forth on Schedule 4.7, the members of the executive management committee of Company do not have actual knowledge, that
(i) any material customer will not continue to be a customer of the Matkon Business after the date hereof, (ii) any customer intends to return the core modules of Matkon software or ADS software or cancel any material agreement with the Company relating to the Matkon Business; (iii) any material supplier will not continue to supply the Matkon Business with substantially the same quantity and quality of goods or services at competitive prices; or (iv) any employee of Company which Buyer has indicated a willingness to hire would not accept employment with Buyer.

     4.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since April 30, 1996 there has not been:

        4.8.(a)    Adverse Change.  Any material adverse change in the
financial condition, assets, Liabilities, business or operations of the Matkon Business;

        4.8.(b)    Damage.  Any material loss, damage or destruction, whether covered by insurance or not, affecting the Matkon Business or Purchased Assets;

        4.8.(c)    Increase in Compensation.  Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued other than in the ordinary course of business;

        4.8.(d)    Labor Disputes.  Any labor dispute or disturbance, other
than routine individual grievances which are not material to the Matkon Business, financial condition or results of operations of the Matkon Business;

        4.8.(e)    Commitments.  Any commitment or transaction by Company with respect to the Matkon Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

        4.8.(f)    Disposition of Property.  Any sale, lease or other transfer or disposition of any properties or assets of the Matkon Business, except for the sale of inventory items or licenses entered into in the ordinary course of business;

        4.8.(g)    Amendment of Contracts.  Any entering into, amendment or
termination by Company of any contract, or any waiver of material rights thereunder, associated with or related to the Matkon Business which is not listed on a schedule hereto;

        4.8.(h)    Matkon Business.  Any material change in the manner in which the Matkon Business has been conducted;

        4.8.(i)    Accounting Principles.  Any change in the accounting
principles, methods or practices (except as contemplated by this Agreement) or any change in the depreciation or amortization policies or rates; or

        4.8.(j)    Unusual Events.  Any other event or condition not in the
ordinary course of business that is materially adverse to the Matkon Business.

     4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed, reflected or reserved against in the balance sheet of the Company dated as of April 30, 1996 or in Schedule 4.9 or any other schedules to this Agreement, Company does not have any Liabilities with respect to the Matkon Business required to be disclosed, reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles other than commercial liabilities and obligations incurred since April 30, 1996 in the ordinary course of Matkon Business and consistent with past practice and none of which has or will have a material adverse effect on the Matkon Business, financial condition or results of operations of the Matkon Business.

     4.10. No Litigation. Except as set forth in Schedule 4.10, there is no Litigation pending or, to the knowledge of Company or Stockholder threatened against Company, its directors (in such capacity), or any of its assets related to or which might be reasonably anticipated to affect the Matkon Business or the Purchased Assets. Schedule 4.10 also identifies all Litigation to which Company or any of its directors have been parties since January 1, 1994 which is related to or which might be reasonably anticipated to affect the Matkon Business or the Purchased Assets. Except as set forth in Schedule 4.10, neither Company nor any of the Purchased Assets is subject to any Order.

     4.11.   Compliance with Laws and Orders.

        4.11.(a)   Compliance.  Company is in compliance in all material
respects with all applicable Laws and Orders with respect to the Matkon Business, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All material reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed.

        4.11.(b) Licenses and Permits. Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Matkon Business (as presently conducted) and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in
Schedule 4.11.(b), are in full force and effect.  Except as set forth in
Schedule 4.11.(b), Company (including its operations, properties and assets) is and has been in compliance in all material respects with all such permits and licenses, approvals, authorizations and consents.

        4.11.(c)   Environmental Matters.  The applicable Laws relating to
pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("WASTE") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "ENVIRONMENTAL LAWS". Without limiting the generality of the foregoing provisions of this Section 4.11, Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the knowledge of Company or Stockholder, threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance in all material respects with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any material Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any material Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

     4.12.   Title to and Condition of Properties.

        4.12.(a)   Marketable Title.  Company has good and valid title to all the Purchased Assets (other than Purchased Assets leased or licensed by the Company), free and clear of all mortgages, liens (statutory or otherwise), security interests, claims (with respect to title), pledges, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "LIENS") other than Liens that do not interfere in any material way with the operation of the Matkon Business ("PERMITTED LIENS"). Except as disclosed in any Schedule hereto and for any consents required for the assignment of contracts, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets (other than Purchased Assets leased or licensed by the Company) to Buyer as contemplated hereby. At Closing, Buyer will receive good and valid title to all the Purchased Assets (other than Purchased Assets leased or licensed by the Company), free and clear of all Liens of any nature whatsoever except for Permitted Liens.

        4.12.(b)   Condition.  All tangible assets constituting Purchased Assets hereunder are in good operating condition and repair (subject to ordinary wear and except for surplus assets not necessary for the conduct of business as currently conducted), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Matkon Business), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Matkon Business as conducted during the preceding 12 months.

        4.12.(c)   Inventory.  All Inventory reflected on the April 30, 1996
balance sheet consists of a quality and quantity usable and salable in the ordinary course of Matkon Business, has a commercial value at least equal to the value shown on the Balance Sheet and is valued in accordance with generally accepted accounting principles. Except as set forth in Schedule 1.1(c)., all inventory of Company is located at the Company's two leased facilities in Overland Park, Kansas.

     4.13. Insurance. Set forth in Schedule 4.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Matkon Business.

     4.14.    Contracts and Commitments.

        4.14.(a)   Licenses-Out.  Schedule 4.14.(a) contains a complete and
accurate list of all Licenses-Out or other contracts currently in effect with customers arising from or related to the Matkon Business. Copies of all such agreements have heretofore been made available to Buyer.

        4.14.(b)   Licenses-In and VAR Contracts.  Schedule 4.14.(b) contains a complete and accurate list of all value added reseller contracts or similar arrangements to which the Company is a party and all Licenses-In contracts.
Any amounts accrued, owed
or owing by Company for activities under such contracts through the date hereof shall be paid by the Company on a timely basis.

        4.14.(c)   Personal Property Leases.  Except as set forth in Schedule
1.1.(d) Company has no leases of personal property for use by or in connection with the Matkon Business.

        4.14.(d)   Purchase Commitments.  Company has no outstanding purchase commitments for inventory items or supplies.

        4.14.(e)   Powers of Attorney.  Company has not given a power of
attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

        4.14.(f)   Collective Bargaining Agreements.  Company is not a party
to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

        4.14.(g)   Contracts Subject to Renegotiation.  To Company's knowledge, it is not a party to any contract with any governmental body which by its terms is subject to renegotiation.

        4.14.(h)   Burdensome or Restrictive Agreements.  Company is not a
party to nor is it bound by any agreement requiring Company to assign any interest in any Intellectual Property (except for the Licenses-Out), or prohibiting or restricting Company from competing in the Matkon Business in any geographical area or soliciting customers for the Matkon Business or otherwise restricting it from carrying on the Matkon Business anywhere in the world.

        4.14.(i)   Other Material Contracts.  Company has no material lease,
license, contract or commitment involving or related to the Matkon Business or Purchased Assets, except as explicitly described in Schedule 4.14.(i) or in any other schedule hereto.

        4.14.(j)   No Default.  Except as set forth in Schedule 4.14.(j),
Company is not in material default under any lease, contract or commitment referred to in this Section 4.14 or otherwise relating to the Matkon Business (other than the Current Installation Contracts), nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of Company's obligations thereunder or result in the creation of any Lien on any of the Purchased Assets and, to the knowledge of Company or Stockholder, no third party is in material default under any such lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

Company has not received any written notice of default under the Current Installation Contracts.

     4.15. Labor Matters. Except as set forth in Schedule 4.15, within the last five years Company has not experienced any labor strikes, union organization attempts or any work stoppage due to labor disagreements in connection with its Matkon Business and none are pending. Except to the extent set forth in Schedule 4.15. Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment wages and hours, and is not engaged in any unfair labor practice; there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of Company or Stockholder, threatened with respect to the Affected Employees or the Matkon Business; and there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Company or Stockholder, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity with respect to the Affected Employees or the Matkon Business. None of the Affected Employees are employed pursuant to a written employment agreement.

     4.16.   Employee Benefit Plans.

         4.16.(a) For purposes of this Agreement, the term "PLANS" means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other severance pay, deferred compensation, excess benefit, vacation, stock, stock option, and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, stockholder, consultant, or independent contractor of Company or any ERISA Affiliate of Company and (i) to which Company or any ERISA Affiliate of Company is or has been a party or by which any of them is or has been bound or (ii) with respect to which Company or any ERISA Affiliate of Company has made any payments or contributions since December 31, 1985 or (iii) to which Company or any ERISA Affiliate of Company may otherwise have any liability (including any such plan or arrangement formerly maintained by Company or any ERISA Affiliate of Company.) All Plans of Company are listed and briefly described in Schedule 4.16.(a). "ERISA AFFILIATE" shall mean any corporation or other business entity that is included in a controlled group of corporations within which Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with Company pursuant to regulations issued under Section 414(o) of the Code.

     4.16.(b) Each Plan is in compliance with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and any proposed regulations promulgated thereunder), and all agreements and instruments applicable to any Plan. Company and each applicable ERISA Affiliate have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA ("PENSION PLAN"), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. No violation of ERISA has at any time occurred in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the knowledge of Company or Stockholder, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any liability.

     4.16.(c) Neither Company nor any ERISA Affiliate nor any of their employees, stockholders, or directors have engaged in any transaction in connection with which any of them would be subject either to civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. None of the assets of any of the Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

     4.16.(d) Full payment as of the date hereof has been made of (i) all amounts which Company and any ERISA Affiliate of Company are required, under the terms of all Plans, to have paid as contributions to such Plans. Further, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan, nor has there been any lien imposed under Section 412(n) of the Code. The execution and performance of this Agreement will not constitute a stated triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of Company or any ERISA Affiliate of Company.

     4.16.(e) Neither Company nor any ERISA Affiliate currently maintains, administers or contributes, or at any time in the past has maintained, administered or contributed to a multiemployer plan as defined in Section 3(37) of ERISA, or a defined benefit plan as defined under Section 3(35) of ERISA with respect to the Matkon Business.

     4.16.(f) Company covenants and agrees that it shall be solely liable and responsible for, and shall pay, all claims, if any, arising under each employee benefit plan, arrangement, or practice of Company (other than accrued vacation as of the date hereof), including but not limited to, all claims for sick pay or severance pay or similar arrangements and Company shall offer coverage to any employee as required by COBRA.

     4.17. Employment Compensation. Schedule 4.17 contains a true and correct list of all Affected Employees (and any current consultants) who perform services in connection with the Matkon Business. In the case of salaried employees such list identifies the current annual rate of compensation (and anticipated bonus payments) for each employee and in the case of hourly or commission employees identifies the rate of compensation.

     4.18.   Intellectual Property.

         4.18.(a) Schedule 4.18.(a) contains a complete list (other than items set forth on Schedules 1.1(a) and 4.14(b)) and an accurate functional description by category and indication of status (completed or in process) of all Patents, Trademarks, Software and Licenses-In which are owned, licensed by, licensed to, used or held for use in the Matkon Business as such Matkon Business is currently conducted (other than "off the shelf" software, the license fees for which are immaterial), or as to which Company has a contractual right.

         4.18.(b) The rights of Company in and to each item of the Intellectual Property other than Intellectual Property subject to Licenses-In ("OWNED INTELLECTUAL PROPERTY") are owned outright by Company, free and clear of any security interests. Except as set forth on Schedule 4.18(a) all of Company's rights in and to such Intellectual Property are freely assignable in its own name, including the right to create derivatives, and Company is under no obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of any of the Owned Intellectual Property. None of the Owned Intellectual Property is subject to any outstanding judgment, order, decree, stipulation, injunction or charge; no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the knowledge of Company or Stockholder, threatened, which challenges the legality, validity, enforceability, use or ownership of any of the Owned Intellectual Property; and, except pursuant to the Licenses-Out, Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to Owned Intellectual Property.

         4.18.(c) No material breach or default (or event which with notice or lapse of time or both would result in a material breach or default) by Company exists under any License-In or other agreement pursuant to which Company uses any Intellectual Property, and, subject to obtaining any necessary consents to transfer such licenses, the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a forfeiture under, or constitute a basis for termination of, any such License-In or other agreement.

         4.18.(d) Company owns or has the right to use all the Intellectual Property necessary to provide, produce, sell and license the Software, systems, services and products currently provided, produced, sold and licensed by the Matkon Business, and to conduct Matkon Business as presently conducted, and, subject to obtaining any necessary consents to the transfer of Licenses-In, the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of Company to use or sublicense any Intellectual Property owned by others. The Intellectual Property includes all patents, trademarks, trade names, service marks, copyrights and trade secrets, and the Software (together with the Licenses-In) includes all software, which are necessary to operate the Matkon Business as it is presently conducted.

         4.18.(e) The Owned Intellectual Property does not infringe any trademark, trade name, copyright, trade secret, patent, right of publicity, right of privacy or other proprietary right of any person give rise to an obligation to render an accounting to any person as a result of co-authorship, co-invention or an express or implied contract for any use or transfer. Company has received no notice of any adversely held patent, invention, trademark, copyright, service mark, trade name or trade secret of any other person alleging or threatening to assert that Company's use of any of the Intellectual Property infringes upon or is in conflict with any intellectual property or proprietary rights of any third party. Neither Company nor Stockholder has any knowledge of any basis for any charge or claim, threatened claim or any suit or action asserting any such infringement or conflict by the Owned Intellectual Property or asserting that Company does not have the legal right to own, enforce, sell, license, sublicense, lease or otherwise use any Owned Intellectual Property, and neither Company nor Stockholder has any knowledge of any facts which should give such person reason to believe that there exists any basis for such claim, threatened claim or suit or that any such claim, threatened claim or suit may be asserted or instituted in the future.

         4.18.(f) Company has not sent or otherwise communicated to any other person any notice, charge, claim or assertion of, and neither Company nor Stockholder has any knowledge of, any present, impending or threatened infringement by any other person of any Owned Intellectual Property.

         4.18.(g) All Company's Trademarks listed in Schedule 4.18.(a) as having been issued by, registered with or filed with the United States Patent and Trademark Office or the corresponding offices of other countries identified in
Schedule 4.18.(a) have been so duly registered, filed in or issued, as the case may be, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country. Company has used reasonable efforts to protect its rights in the Owned Intellectual Property and any related apparatus or processes and to maintain the confidentiality of its trade secrets, know-how and other confidential Owned Intellectual Property, and neither Company nor Stockholder is aware of any acts or omissions, the result of which would be to compromise the rights of Company to apply for or enforce appropriate legal protection of Owned Intellectual Property.

         4.18.(h) It is the Company's policy to have each employee of the Company hired since 1986 to sign an employee nondisclosure agreement substantially in the form of Schedule 4.18.(h) (and all but approximately five Matkon-related employees have executed such agreements) and Company is hereby assigning to Buyer all of Company's rights under such agreements with respect to the Matkon employees. No employees or independent contractors of Company have any valid claims or rights to any of the Owned Intellectual Property. To the knowledge of Company and Stockholder, no employee of Company is a party to or otherwise bound by any agreement with or obligated to any other person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to Company under any agreement to which currently he or she is a party or otherwise.

         4.18.(i) Schedule 4.14.(a) identifies each person to whom Company has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Owned Intellectual Property, and the date of each such sale, license, lease or other transfer or grant. Company has previously made available to Buyer complete and accurate copies of all documents relating to each such sale, license, lease or other transfer or grant. Company has made available to Buyer copies of all copyright and trademark registration certificates.

         4.18.(j) Without limiting the generality of the foregoing, Company has never used, adopted, appropriated or disclosed to any person, and none of Company's owned Software, systems or products incorporates, is based upon or is derived or adapted from, or was developed using, any proprietary rights, trade secrets, source code, intellectual property or confidential information of any other person in violation of any statutory or common law obligation or any agreement. In addition, Company is not in default under that certain License Agreement between Company and Healthcare Purchasing Partner, Inc. (formerly known as Health One) dated July 1, 1992 (the "HEALTH ONE AGREEMENT"); Company has the right to assign its interest as set forth under the Health One Agreement, including a nonexclusive license to use the software and the property covered under the Health One Agreement; and neither Company nor Buyer will have any further obligations to make royalty payments or satisfy other obligations under the Health One Agreement.

         4.18.(k) Dealers and Distributors. Company does not use any sales representatives, dealers, distributors or franchisees in connection with the Matkon Business.

     4.19. Product Development and Claims. Schedule 4.19 sets forth the Company's good faith estimate of the hours as of March 31, 1996 to complete all Assumed Contracts and fulfill all requirements to allow Unbilled Receivables as of March 31, 1996 to be billed to customers in accordance with the underlying contracts. The amount of the

"Deferred Revenue" liability for the Matkon Business on the Company's May 20, 1996 balance sheet exceeds the cost (based on Company's current business practices) of work to be performed by the Matkon Business with respect to the Unbilled Receivables and any claims or demands of customers of the Matkon Business outstanding on the date hereof. Schedule 4.19 lists all customers who have terminated, canceled or allowed to expire service or maintenance agreements for the Software during the twelve months prior to the date hereof. Except as set forth in Schedule 4.19, the Software owned by the Company conforms, functions and operates in all material respects in accordance with its specifications, and neither Company nor Stockholder is aware of any defects in the design, coding, implementation or operation of the Software owned by the Company that would substantially impair the operation of the Software owned by the Company. The foregoing representation shall not apply with respect to any Software under development, including, without limitation, the accounts payable module. The Software owned by the Company complies with all governmental standards and specifications currently in effect.

     4.20. Affiliates' Relationships to Company. All lease, contract, agreement or other arrangement (other than those relating to employment) with respect to the Matkon Business between Company and any Affiliate are described on Schedule 4.20. No Affiliate of the Company has any direct or indirect interest in any entity which does business with Company or is competitive with Company's Matkon Business. All obligations of, or services provided to, any Company Affiliate, and all obligations of, or services provided to Company to any Company Affiliate, are listed on Schedule 4.20.

     4.21. Stockholder. Stockholder owns all of the capital stock of Company. Stockholder has a net worth in excess of $90,000,000.

     4.22. Assets Necessary to Matkon Business. The Purchased Assets include all property and assets tangible and intangible, and all contracts, leases, licenses and other agreements (except for the Excluded Assets and Licenses-
In), which are necessary to permit Buyer to carry on, or currently used or held for use in, the Matkon Business as currently conducted by the Company.

     4.23. No Brokers or Finders. Neither Company nor Stockholder nor any of their respective directors, officers, employees, Stockholder or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

     4.24. Disclosure. No representation or warranty by Company and/or Stockholder in this Agreement, nor any statement, certificate, schedule, document or exhibit furnished by Company or Stockholder on the date hereof pursuant to this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Company and Stockholder, each of which is true and correct on the date hereof (provided that Company represents to Buyer that Company does not have knowledge that any of Buyer's representations and warranties set forth herein are false), shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

     5.1.    Corporate.

         5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

     5.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity by Buyer (including, without limitation, under any "plant closing" or similar law) or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Buyer under, any term or provision of the charter or By-Laws of Buyer of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

     5.4. No Brokers or Finders. Other than Broadview Associates, L.P. (whose fees will be paid by Buyer), neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

     5.5. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit furnished by Buyer on the date hereof pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6.  TRANSFEREE LIABILITY

     6.1. Payment of Creditors. Company and Stockholder covenant and agree to pay the amounts due from the Company to its creditors related to the Matkon Business and the Purchased Assets.

     6.2. Severance. Company shall be solely responsible for, and shall pay or cause to be paid, severance payments, other termination benefits; accrued sick pay, COBRA obligations or any other Liability, if any, to employees of Company who may become entitled to such benefits by reason of termination of employment by Company or the failure by Buyer to hire as an employee of Buyer any employee of Company. This provision shall not be deemed to imply that any such benefits or rights exist.

7.   OTHER MATTERS

     7.1. CHS-Canada Agreement. Stockholder shall cause the agreement of CHS-Canada Inc. related to the Matkon Business to be assigned to Buyer.

     7.2.    Libertyville. Company agrees to allow Buyer, without cost, sixty
(60) days from the date hereof in which to vacate the facility located in Libertyville, Illinois.

     7.3. Overland Park. Company and Buyer agree to allow Buyer, without cost, sixty (60) days from the date hereof in which to vacate the warehouse located at 9243 Cody, Overland Park, Kansas.

     7.4. Allocation of Assets and Space. Company and Buyer agree to comply with the Plan of Separation attached hereto as Exhibit A, pursuant to which Buyer shall be allocated sufficient assets and physical space for Buyer to carry on the Matkon Business as such business has been conducted during the past twelve months without acquiring assets or rights in addition to the Purchased Assets other than replacement for Excluded Assets. Company, Stockholder and Buyer agree and acknowledge that the Plan of Separation may require modification and adaptation based upon future events and needs and the parties agree to cooperate with one another in amending the Plan of Separation to take into account such developments. In addition, Company, Stockholder, Buyer and their respective Affiliates hereby agree to cooperate with each other to facilitate the Plan of Separation and to resolve any differences or disputes that arise in connection with the Plan of Separation.

     7.5. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to perserve the goodwill associated with the Matkon Business being acquired pursuant to this Agreement, Company, Stockholder and all entities controlled by, controlling or under common control with, Company or Stockholder hereby covenant and agree that for a period of five (5) years from the date hereof, they will not, directly or indirectly: (i) engage in, continue in or carry on any business which competes with the Matkon Business, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged; (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in the Matkon Business with respect to the portion of the business competitive with the Matkon Business (except for the ownership of five percent (5%) or less of any class of stock of any publicly traded company); or (iii) knowingly hire, offer to hire, solicit for employment, or engage directly or indirectly as a consultant, any person who, at any time during such five year period, has been an employee of Buyer, until such person has been separated from employment by the Buyer for at least 180 days.

     In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

     7.6. Confidential Information. Neither Company nor Stockholder nor their Affiliates shall at any time subsequent to the Closing use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media containing, any confidential information concerning the Matkon Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder (other than the Excluded Assets) and except as required for financial reporting, tax returns and in connection with the Claims. For purposes here of, "CONFIDENTIAL INFORMATION" shall mean and include, without limitation, all Owned Intellectual Property in which Company has an interest, all customer and vendor lists and related information of the Matkon Business, all information concerning systems, processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, financials, employees, all privileged communications and work product of the Matkon Business, and any other confidential information related to the Matkon Business.

     7.7. Unemployment Compensation. Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's rating or portion of any nonrefundable unemployment compensation funds applicable to employees hired by Buyer, to the extent transferable.

     7.8. Assistance. Through and for a period of six months after the Closing, Company, Stockholder and their Affiliates shall, and shall cause their respective employees who have knowledge of the operation and records of the Matkon Business, to provide without charge such assistance, including but not limited to providing all non-confidential information in their possession, to Buyer, at reasonable times and places mutually convenient to the parties, as is reasonably requested by Buyer in connection with the Matkon Business. In addition, Company and its Affiliates shall provide such cooperation as Buyer or its auditors may reasonably request in connection with the preparation of audited financial statements incorporating or relating to the Matkon Business.

     7.9. Records Retention. Company and Buyer shall each provide the other with such assistance as may be reasonably requested by either of them in connection with the preparation of financial statements or any return, audit or other examination by any taxing authority or judicial or administrative proceedings, and retain and provide the other with access to or copies of any records or other information related to the Matkon Business or Purchased Assets. Without limiting the generality of the foregoing, Buyer and Company or their respective Affiliates shall each retain, for five years after the date hereof, copies of all records or information related to the Matkon Business or Purchased Assets, and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     7.10. Communication Software License. Company hereby grants to Buyer the perpetual, royalty-free, transferable right and license to use the Communication Software. Buyer agrees that such license shall be nonexclusive; provided, however, that Company may only license Communications Software in connection with the sale of its other businesses.

     7.11. Indemnification Agreement. Buyer covenants to use its best efforts to cause Company to be released from the indemnification agreement between Company and the insurance company issuing the bond to San Francisco General Hospital. In the event that such a release cannot be obtained, Buyer hereby agrees to indemnify, defend and hold harmless Company from and against all Liabilities incurred under such indemnification agreement.

     7.12. Transfer of Licenses-In/VAR Contracts. Company shall use its best efforts (which shall not be deemed to include providing any guarantees, deposits or other financial assistance) to secure, on Buyer's behalf, agreements between Buyer and the third parties to each of the Licenses-In/VAR contracts set forth in Schedule 4.14(b) attached hereto on terms no less favorable than those contained in such contracts currently.

     7.13.   Consents to Assignments.

             (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Assumed Contracts or part thereof or right or benefit arising thereunder or resulting therefrom if any attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Buyer so that Buyer would not in fact receive all such rights, Company and Buyer (i) shall cooperate in endeavoring to obtain such consent promptly at no cost to either party and (ii) if any such consent is unobtainable, shall cooperate in any reasonable arrangement (the "Assignment Substitute") designed to provide Buyer the benefits under any such Assumed Contract or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Buyer of any and all rights of Company against a third party arising out of the breach or cancellation by such third party or otherwise. Buyer shall, to the extent necessary, perform under the Assignment Substitute without a fee to Company except for the consideration to be paid under such contract.

             (b) Notwithstanding anything in this Section 7.13 to the contrary, if no consent to assignment is obtained for Assumed Contracts set forth in Schedule 7.13, Company and Stockholder, jointly and severally, hereby agree to indemnify Buyer from and against all amounts required to be refunded to customers, and all lost profits on Unbilled Receivables relating to, such Assumed Contracts for which no consent is obtained. With respect to Company's contract with North Broward Hospital District, the indemnification provided for under this paragraph 7.13(b) shall not apply if consent is denied as a result of Buyer's failure of performance under such contract after the date hereof (other than failure of performance solely with respect to the accounts payable module). Upon obtaining consent to assignment of a contract, the indemnity in this paragraph will terminate with respect to such contract.


     7.14. Franciscan Agreement. Company and Stockholder, jointly and severally, agree to indemnify Buyer from and against all amounts due and owing from Company (or Buyer) under the Franciscan Agreement for the provision of an accounts payable system from a third party provider. Buyer agrees to use its reasonable efforts to attempt to convince Franciscan to accept one of Buyer's accounts payable modules in satisfaction of such obligation under the Franciscan Agreement. Buyer agrees to provide status reports related to progress under the Franciscan Agreement at the request of the Company.

8.   INDEMNIFICATION

     8.1 By Company and Stockholder. Subject to the terms and conditions of this Article 8, Company and Stockholder, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Matkon Business and Purchased Assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company or Stockholder contained in this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Company or Stockholder contained in this Agreement (regardless of whether such breach is deemed "material"); (c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Company or any of its directors, officers, employees, stockholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or (d) any Claim of or against Company, the Purchased Assets or the Matkon Business prior to the date hereof arising out of the Company's operation of the Matkon Business not specifically assumed by Buyer pursuant hereto.

     As used in this Article 8, the term "Claim" shall include: (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs, fees and expenses, and expenses of attorneys and expert witnesses) or investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

     8.2. By Buyer. Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlled and controlling persons, and Stockholder, its directors, officers, employees and controlled and controlling persons from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person or entity, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (c) the Assumed Liabilities; (d) any Claim brought by or on behalf of any broker or finder retained, employed or used by Buyer or any of its directors, officers, employees, stockholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or (e) any Claim arising out of

Buyer's operation of the Matkon Business subsequent to the date hereof, except any such claim for which Company indemnifies Buyer pursuant to 8.1 above.

     8.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

        8.3.(a)    Notice and Defense.  The party or parties to be indemnified
(whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it (subject to the Indemnified Party's reasonable approval). The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

        8.3.(b)    Failure to Defend. If the Indemnifying Party, within 30 days after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

        8.3.(c)    Indemnified Party's Rights. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     8.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 8. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amounts theretofore paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.

     8.5.    Limitations on Indemnification.

        8.5.(a)   Time Limitation.  No claim or action shall be brought under this Article 8 for breach of a representation or warranty after the lapse of two
(2) years following the date hereof. Regardless of the foregoing, however, or any other provision of this Agreement:

                          (i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Sections 4.11(c), 4.12(a), 4.18(b), (e), and
              (j).

                          (ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                          (iii) Any claim made by a party hereunder by sending
              written demand to the other party specifying the nature of the breach prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                          (iv) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

        8.5.(b)   Amount Limitation.  Except with respect to claims for breaches of representations or warranties contained in Sections 4.12(a), 4.18(b), (e) and
(j), 4.23, or 5.4 an Indemnified Party shall not be entitled to indemnification under this Article 8 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 8 (but for this Section 8.5(b)) exceeds $100,000 but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties.

9.   CLOSING

     9.1. Documents to be Delivered by Company and Stockholder. At the closing, which shall take place simultaneously with the execution of this Agreement. Company and Stockholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

        9.1.(a)   Bills of Sale.  Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

        9.1.(b)   Compliance Certificate.  A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company and Stockholder in this Agreement is true and correct on the date hereof, and that Company and Stockholder have performed and complied with all of Company's and Stockholder's obligations under this Agreement which are to be performed or complied with on or prior to the date hereof.

        9.1(c)    Opinion of Counsel. A written opinion of Steve Green, counsel to Company and Stockholder, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit B hereto.

        9.1.(d)   Certified Resolutions. A certified copy of the resolutions of the Board of Directors and Stockholder of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

        9.1.(e) Real Property Sublease. The real property sublease for the Overland Park, Kansas (the "REAL PROPERTY SUBLEASE".) property, duly executed by Company and any necessary lessors.

        9.1.(f)   Real Property Lease. The real property lease for 6160 South
Syracuse Way, Arapahoe, Colorado (the "REAL PROPERTY LEASE".) duly executed by Company and any necessary lessors.

        9.1.(g)   Articles; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Certificate of Incorporation of Company certified by the secretary of the Company.

        9.1.(h)   Other Documents.  All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     9.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

        9.2.(a)   Cash Purchase Price.  The Purchase Price to Company (by wire transfer).

        9.2.(b)   Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of the Assumed Liabilities.

        9.2.(c)   Compliance Certificate. A certificate signed by the chief
executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on the date hereof, and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the date hereof.

        9.2.(d)   Opinion of Counsel. A written opinion of Sachnoff & Weaver,
Ltd., counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit C hereto.

        9.2.(e)   Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

        9.2.(f)   Real Property. The Real Property Lease duly executed by Buyer and the Real Property Sublease duly executed by Buyer.

        9.2.(g)   Other Documents.  All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

10.  RESOLUTION OF DISPUTES

     10.1. Arbitration. After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Kansas City, Missouri in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 10. This Article 10 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement.

Notwithstanding the foregoing:

        10.1.(a) Either party may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 11.4. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Article.

        10.1.(b) No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under Article 8 for the indemnification of a third-party claim shall be subject to arbitration under this Article 10 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 10 of the resolution of such claim.

        10.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $1,000,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

        10.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

        10.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

        10.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer and Stockholder hereby submit to the in personam jurisdiction of the Federal and State courts in Chicago, Illinois, for the purpose of confirming any such award and entering judgment thereon.

        10.6. Confidentiality. All proceedings under this Article 10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

     10.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 10 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

     10.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 10 are pending. The parties will take such action, if any, required to effectuate such tolling.


11.  MISCELLANEOUS

     11.1. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Stockholder will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Company and Stockholder, and to vest in Buyer good and valid title to the Matkon Business and Purchased Assets.

     11.2. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that the Company's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the Nasdaq Stock Market, Inc. or Buyer's Stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or the Nasdaq Stock Market, Inc., or otherwise required by law. Company hereby agrees to provide its consent, which may not be unreasonably withheld, to Buyer's presentation of pro forma financial information related to Buyer's acquisition of the Matkon Business, as may be required under the securities laws, rules and regulations of the Securities and Exchange Commission.

     11.3.   Assignment; Parties in Interest.

        11.3.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder. In addition, Buyer may assign this agreement in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another entity, provided Buyer will remain liable under this Agreement.

        11.3.(b)   Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     11.4. Equitable Relief. Company and each Stockholder agree that any breach by Company or any stockholder of its or their obligations imposed by Sections 7.6 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 11.4 shall not be construed to limit Buyer's and Company's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

     11.5. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Process and pleadings mailed to a party at the address provided in Section 11.7 shall be deemed properly served and accepted for all purposes.

     11.6 Amendment and Modification. Buyer, Company and Stockholder may amend, modify and supplement this Agreement only in writing.

     11.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (with a written copy to be sent as otherwise provided herein); or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

            (a)       If to Buyer, to:

                      Enterprise Systems, Inc.
                      1400 South Wolf Road
                      Wheeling, Illinois  60090-6524
                      Attention:  Glen E. Tullman
                      Facsimile:  (847) 537-4821

                      (with a copy to)

                      Sachnoff & Weaver, Ltd.
                      30 South Wacker Drive, 29th Floor
                      Chicago, Illinois  60606
                      Attn:  Jeffrey A. Schumacher
                      Facsimile:  (312) 207-6400

or to such other person or address as Buyer shall Company in writing.

            (b) If to Company or Stockholder, to:

                      Information Handling Services Group, Inc.
                      15 Inverness Way East
                      Englewood, Colorado  80112
                      Attention:  Chris Meyer
                      Facsimile:  (302) 792-9034

                      (with a copy to)

                      TBG Services, Inc.
                      565 5th Avenue, 17th Floor
                      New York, New York  10017
                      Attn:  Stephen Green
                      Facsimile:  (212) 850-8530

or to such other person or address as Company shall furnish to Buyer in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     11.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

        11.8.(a) Expenses to be Paid by Company. Company shall pay, and indemnify, defend and hold Buyer harmless from and against, each of the following: all fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

     11.8.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

     11.8.(c) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 10.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

     11.9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.11. Headings. The headings in this Agreement and the Schedules are inserted for convenience only and shall not constitute a part hereof.

     11.12. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

A

Affected Employees.............................................................9
Affiliate......................................................................7
Agreement......................................................................1
Assignment Substitute.........................................................28
Assumed Contracts..............................................................5
Assumed Liabilities............................................................5

B

Balance Sheets................................................................11
beneficial owner...............................................................7
Billed Receivables............................................................12
Buyer..........................................................................1
Buyer's Affiliates............................................................29

C

CERCLA........................................................................15
Claim.........................................................................29
Code...........................................................................9
Communications Software........................................................5
Company........................................................................1
confidential information......................................................26
Contracts......................................................................3
Copyrights.....................................................................2

E

Environmental Laws............................................................15
ERISA Affiliate...............................................................18
Excluded Assets................................................................3

F

First Lutheran Invoice.........................................................4

G

Government Entities............................................................7

H

Health One Agreement..........................................................22

I

Indemnified Party.............................................................30
Indemnifying Party............................................................30
Intellectual Property..........................................................2
Inventory......................................................................2
IRS............................................................................9

L

Laws...........................................................................7
Liability......................................................................5
Licenses-In....................................................................2
Licenses-Out...................................................................2
Liens.........................................................................15
Litigation.....................................................................6
Lutheran.......................................................................4
Lutheran Invoices..............................................................4

M

Matkon Business................................................................1

O

Orders.........................................................................7
Owned Intellectual Property...................................................20

P

Patents........................................................................2
Pension Plan..................................................................18
Permitted Liens...............................................................15
person.........................................................................7
Personal Property Leases.......................................................2
Plans.........................................................................18
Proprietary Rights.............................................................2
Purchase Price.................................................................7
Purchased Assets...............................................................1

R

Real Property Lease...........................................................32
Real Property Sublease........................................................32

S

Second Lutheran Invoice........................................................4
Software.......................................................................2
Stockholder....................................................................1

T

Trademarks.....................................................................2

U

Unbilled Receivables..........................................................12

W

Waste.........................................................................14

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


COMPANY:                                BUYER:

Continental Healthcare Systems, Inc.    Enterprise Systems, Inc.



By: /s/ Steve Green                     By: /s/ David B. Mullen
   --------------------------------        --------------------------------
Its: Vice-President                     Its: Chief Financial Officer
    -------------------------------         -------------------------------


STOCKHOLDER:

Information Handling Services Group, Inc.



By: /s/ Steve Green
   --------------------------------
Its: Vice-President
    -------------------------------

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